UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 27, 2017

Commission File Number: 001-36568

HEALTHEQUITY, INC.

Delaware	7389	52-2383166
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15 West Scenic Pointe Drive
Suite 100
Draper, Utah 84020
(801) 727-1000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)    Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1. Amendments to Option Agreements.

On March 27, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of HealthEquity, Inc. (the “Company”), approved an amendment to the stock options previously granted to Jon Kessler, Stephen D. Neeleman, M.D., Darcy Mott and Jon Soldan under the HealthEquity, Inc. 2014 Equity Incentive Plan, as amended and restated (the “Plan”), prior to March 27, 2017 to provide for accelerated vesting on a “double trigger” basis such that if the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason within a twelve (12) month period following a change in control of the Company in which the stock options are assumed or substituted for by the acquirer, all of the then unvested stock options held by the executive will vest.
In addition, the Committee approved an amendment to the performance vesting criteria applicable to the stock options granted to each of Messrs. Kessler, Neeleman and Mott on July 30, 2014. As originally granted, (i) 43% of the remaining unvested portion of the stock options (the “Fiscal 2018 Tranche”) would vest based upon the attainment of an annual growth rate of adjusted earnings before interest, taxes, depreciation, and amortization per share (“Adjusted EBITDA”) per share of common stock of 30% for fiscal year 2018 and (ii) 57% of the remaining unvested portion of the stock options (the “Fiscal 2019 Tranche”) would vest based upon the attainment of an annual growth rate of Adjusted EBITDA per share of common stock of 25% for fiscal year 2019, in each case, subject to the executive’s continued employment through the applicable vesting date. As amended, (i) the Fiscal 2018 Tranche will vest based upon the attainment of a compound annual growth rate of Adjusted EBITDA per share of common stock of 35% for fiscal year 2018 as compared to the fiscal 2016 Adjusted EBITDA target of $34,500,000, or $0.61 per share of common stock, for fiscal year 2016 (the “Base Year Target”), and (ii) the Fiscal 2019 Tranche will vest based upon the attainment of a compound annual growth rate of Adjusted EBITDA per share of common stock of 35% for the fiscal year 2019 as compared to the Base Year Target, in each case, subject to the executive’s continued employment through the applicable vesting date.
All other terms and conditions set forth in each of the option agreements not otherwise amended pursuant to the amendments described above continue in full force and effect.
The foregoing description of the amendments is qualified in its entirety by the terms of the form of amendment, a copy of which will be filed as an exhibit in the next Quarterly Report on Form 10-Q and is incorporated herein by reference.
2. Amendment to CEO’s Employment Agreement.
On March 27, 2017, the Committee approved an amendment to Mr. Kessler’s employment agreement with the Company, dated June 10, 2014, to provide him with certain enhanced severance benefits upon a qualifying termination of employment following a change in control of the Company. The amendment will provide that, following a change in control of the Company, upon a termination of Mr. Kessler’s employment by the Company without cause or by him for good reason, he will be entitled to continued payment of his base salary for an eighteen (18) month period (in place of twelve (12) months) and reimbursement for the cost of COBRA premiums for up to eighteen (18) months (in place of twelve (12) months).
All other terms and conditions set forth in Mr. Kessler’s employment agreement not otherwise amended pursuant to the amendments described above continue in full force and effect.
The foregoing description of the amendment to Mr. Kessler’s employment agreement is qualified in its entirety by the terms of the amendment, a copy of which will be filed as an exhibit in the next Quarterly Report on Form 10-Q and is incorporated herein by reference.
3. Adoption of Severance Policy.
In addition, on March 27, 2017, the Committee approved the adoption of a severance policy by the Company for the benefit of certain members of its management team who do not have employment agreements that provide for severance protection, including Mr. Soldan, pursuant to which following a change in control of the Company, if Mr. Soldan’s employment is terminated by the Company without cause or by him for good reason, he will be entitled to continued payment of his base salary for a twelve (12) month period, a pro-rated bonus based on actual performance, and reimbursement for the cost of COBRA premiums for up to twelve (12) months.
The foregoing description of the Company’s severance policy is qualified in its entirety by the terms of the policy, a copy of which will be filed as an exhibit in the next Quarterly Report on Form 10-Q and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHEQUITY, INC.
Date: March 31, 2017	By:	/s/ Darcy Mott
	Name:	Darcy Mott
	Title:	Executive Vice President and Chief Financial Officer